Exhibit 99.1

IDT and Union Telecard Alliance Commence Anti-fraud Lawsuit

NEWARK, NJ — March 8, 2007 — IDT Telecom, Inc. and Union Telecard Alliance, LLC (collectively, “IDT”) commenced a civil anti-fraud lawsuit today against certain of its competitors in the US pre-paid calling card market. The lawsuit, which was filed in federal district court in Newark, New Jersey, alleges, among other things, that defendants CVT Prepaid Solutions, Inc., Dollar Phone Corp., Dollar Phone Services, Inc., Dollar Phone Enterprises, Inc., Dollar Phone Access, Inc., Epana Networks, Inc., Locus Telecommunications, Inc., Total Call International, Inc., STi Phonecard, Inc., Find & Focus Abilities, Inc, VOIP Enterprises, Inc., and Telco Group, Inc. (collectively, “the Defendants”) are systematically falsely promising minutes that consumers cannot obtain from the cards they have bought. The complaint alleges that the Defendants’ deceptive practice causes consumers to lose more than one million dollars a day.

The lawsuit further alleges that the Defendants’ fraudulent conduct in the pre-paid calling card marketplace has negatively impacted IDT’s market share, resulting in a reduction in IDT’s revenues, and also has caused reductions to net income. The suit seeks a preliminary and permanent injunction barring Defendants from continuing in this massive and systemic fraud as well as money damages.

About IDT

IDT Corporation is an innovative and opportunity seeking multinational company with operations that span various industries. Through its Telecom subsidiary, IDT provides telecommunications services worldwide to the retail and wholesale markets. IDT’s Capital division incubates newer businesses, and the company’s Spectrum subsidiary holds its spectrum license assets. IDT Telecom provides retail and wholesale telecommunications services and products, including pre-paid and rechargeable calling cards, consumer local, long distance, and wireless phone services, and wholesale carrier services. Under the Net2Phone brand name, the company also provides a range of voice over Internet protocol (VoIP) communications services. IDT Capital’s operations include an Energy Services Company (ESCO) in New York State, receivables portfolio management and collection, ethnic food distribution, brochure distribution, and other initiatives. IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

Contact:

Gil Nielsen, Vice President, Corporate Communications

973-438-3553